Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Endeavor Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-3 of our report dated August 8, 2007 (except for Note 3m, which is as at October 5, 2007), on the financial statements of The American Apparel Group of Canada as of December 31, 2006 and 2005 and the combined statements of retained earnings, operations and cash flows for the years then ended, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ SNG COLLINS BARROW S.E.N.C.R.L./LLP

SNG COLLINS BARROW S.E.N.C.R.L./LLP

Montreal, Quebec

December 3, 2007